Hancock Jaffe Completes $2.7 Million Private Placement of Common Stock

Company Strengthens Financial Position Ahead of Key Milestones

Irvine, California - March 13, 2019 – Hancock Jaffe Laboratories, Inc. (Nasdaq: HJLI, HJLIW), a developer of medical devices that restore cardiac and vascular health, has closed a private placement of 2,360,051 shares of its common stock for aggregate gross proceeds of approximately $2.7 million with various accredited investors, including participation by a member of HJLI’s management. Investors did not receive warrants. The company intends to use these proceeds to fund the continued development of its two lead products and for working capital and general corporate purposes.

“In advance of key milestones including preliminary data for our VenoValve® first in-human study, and our CoreoGraft® feasibility study, we wanted to strengthen our balance sheet and extend our operational runway,” said Robert Berman, Hancock Jaffe’s Chief Executive Officer. “We remain confident with our projected timeline for these two major milestones at the end of the second quarter of 2019, and this financing will insure that we are adequately capitalized through the release of our results.”

HJLI currently has two lead products: the VenoValve; and the CoreoGraft. The VenoValve addresses a debilitating condition known as chronic venous insufficiency (CVI), caused by malfunctioning valves in the deep veins of the patient’s leg, and often resulting in swelling, intense pain, and open sores. Approximately 2.4 million people in the U.S. suffer from deep venous CVI due to valvular incompetence and there are currently no FDA approved treatments for the condition. In February of 2019, Hancock Jaffe implanted the first VenoValve in a patient in Bogota, Colombia. Patient’s receive follow-up assessments 14 days, 30 days, 60 days and 90 days after implantation. Enrollment for the first-in-human study is ongoing and HJLI will provide an update once additional patients are enrolled in the study.

The CoreoGraft is a potential replacement for saphenous vein grafts (SVGs) commonly used to revascularize the heart during coronary artery bypass graft (CABG) surgeries. With approximately 200,000 CABG surgeries performed each year in the U.S., CABG surgery is the most commonly performed cardiac surgical procedure accounting for over 62% of all cardiac surgeries. In addition to the SVG harvest procedure being painful and prone to complications for the patient, SVGs are known to have significant short-term and long-term failure rates, restricting needed blood flow to the heart and resulting in symptoms such as chest pain, shortness of breath, and increased cardiac mortality rates. HJLI is currently conducting a pre-clinical feasibility study for the CoreoGraft at the world renowned Texas Heart Institute and will provide an update once CoreoGrafts are implanted. Hancock Jaffe expects results from the study to be released in June of 2019.

Under the terms of the Private Placement, Hancock Jaffe has agreed to file a registration statement for the resale of the purchasers shares on Form S-1 on or before March 31, 2019 and to use its commercially reasonable efforts to have the registration statement declared effective within ninety days of the filing date. The offering was made pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), solely to accredited investors. Network 1 Financial Securities acted as the exclusive placement agent.

About Hancock Jaffe Laboratories, Inc.

Hancock Jaffe Laboratories (NASDAQ: HJLI) specializes in developing and manufacturing bioprosthetic (tissue based) medical devices to establish improved standards of care for treating cardiac and vascular diseases. Hancock Jaffe currently has two lead product candidates: the VenoValve®, a porcine based valve which is intended to be surgically implanted in the deep venous system of the leg to treat reflux associated with Chronic Venous Insufficiency; and the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery. Hancock Jaffe has a third product candidate, which is a porcine tissue based heart valve, which may be a candidate for pediatric aortic/mitral valve replacement. Hancock Jaffe has a 19-year history of developing and producing FDA approved medical devices that sustain or support life. The current management team at Hancock Jaffe has been associated with over 80 FDA or CE marked medical devices. For more information, please visit HancockJaffe.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of Hancock Jaffe Laboratories, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the actual timing for, or actual results of, the Company’s clinical development activities, including obtaining preliminary data for the Company’s VenoValve® first in-human study, and the Company’s CoreoGraft® feasibility study, described herein) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Hancock Jaffe Press Contact:

Amy Carmer

(949) 261-2900

Email: ACarmer@HancockJaffe.com

Media & Investor Relations Contact:

MZ Group - North America

Chris Tyson

Managing Director

(949) 491-8235

HJLI@mzgroup.us

www.mzgroup.us